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                             AGREEMENT AND PLAN OF MERGER


                                     BY AND AMONG


                               ECKLER INDUSTRIES, INC.,

                           ECKLER ACQUISITION CORPORATION,

                                     RALPH ECKLER


                                         AND


                             SMART CHOICE HOLDINGS, INC.,

                                  THOMAS E. CONLAN,

                                   GERALD C. PARKER


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                                  TABLE OF CONTENTS


RECITALS

1. THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

  1.1 THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.2 EFFECTIVENESS OF THE MERGER. . . . . . . . . . . . . . . . . . . . . 2
  1.3 EFFECT OF THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . 2
  1.4 SURVIVING CORPORATION. . . . . . . . . . . . . . . . . . . . . . . . 3
  1.5 STATUS AND CONVERSION OF THE COMPANY'S SHARES AND
       THE POTENTIAL SECURITIES. . . . . . . . . . . . . . . . . . . . . . 3
  1.6 BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . . . . . . . . 4
  1.7 DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

2. COMPANY SHAREHOLDERS' AGREEMENTS. . . . . . . . . . . . . . . . . . . . 5

  2.1 INVESTMENT INTENT AND DISCLOSURE . . . . . . . . . . . . . . . . . . 5

3. RALPH ECKLER'S CONSIDERATION AND OBLIGATIONS. . . . . . . . . . . . . . 5

  3.1 SURRENDER OF WARRANT AND OPTION RIGHTS . . . . . . . . . . . . . . . 5
  3.2 NEW EMPLOYMENT AGREEMENT FOR SHAREHOLDERS. . . . . . . . . . . . . . 5
  3.3 RALPH ECKLER'S REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . 5
  3.4 RALPH ECKLER GUARANTIES AND INDEMNIFICATION. . . . . . . . . . . . . 6

4. FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . . . . . . . 6

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . 6

  5.1 TITLE TO THE STOCK . . . . . . . . . . . . . . . . . . . . . . . . . 7
  5.2 VALID AND BINDING AGREEMENT. . . . . . . . . . . . . . . . . . . . . 7
  5.3 ORGANIZATION, GOOD STANDING AND QUALIFICATION. . . . . . . . . . . . 7
  5.4 CAPITAL STRUCTURE; STOCK OWNERSHIP . . . . . . . . . . . . . . . . . 8
  5.5 SUBSIDIARIES AND INVESTMENTS . . . . . . . . . . . . . . . . . . . . 8
  5.6 FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . 8
  5.7 NO MATERIAL CHANGES. . . . . . . . . . . . . . . . . . . . . . . . . 9
  5.8 TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  5.9 PERSONAL PROPERTY; LIENS . . . . . . . . . . . . . . . . . . . . . .10
  5.10  REAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . .11
  5.11  ACCOUNTS RECEIVABLE. . . . . . . . . . . . . . . . . . . . . . . .11
  5.12  INVENTORIES. . . . . . . . . . . . . . . . . . . . . . . . . . . .12
  5.13  INSURANCE POLICIES . . . . . . . . . . . . . . . . . . . . . . . .12
  5.14  PERMITS AND LICENSES . . . . . . . . . . . . . . . . . . . . . . .12
  5.15  CONTRACTS AND COMMITMENTS. . . . . . . . . . . . . . . . . . . . .13
  5.16  CUSTOMERS AND SUPPLIERS. . . . . . . . . . . . . . . . . . . . . .13
  5.17  LABOR, BENEFIT AND EMPLOYMENT AGREEMENT. . . . . . . . . . . . . .14
  5.18  NO BREACH OF STATUTE, DECREE OR OTHER INSTRUMENT . . . . . . . . .15
  5.19  COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . .16
  5.20  LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
  5.21  PATENTS, LICENSES AND TRADEMARKS . . . . . . . . . . . . . . . . .17
  5.22  TRANSACTIONS WITH AFFILIATES . . . . . . . . . . . . . . . . . . .17
  5.23  BANK ACCOUNTS. . . . . . . . . . . . . . . . . . . . . . . . . . .17
  5.24  SCHEDULES INCORPORATED BY REFERENCE. . . . . . . . . . . . . . . .17
  5.25  NO CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .17
  5.26  CONDITION OF ASSETS. . . . . . . . . . . . . . . . . . . . . . . .18


                                          ii

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  5.27 OTHER INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .18

6. REPRESENTATIONS AND WARRANTIES OF ECKLER AND MERGER SUBSIDIARY. . . . .18

  6.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. . . . . . . . . . . .18
  6.2 AUTHORIZATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . .19
  6.3 VALID AND BINDING AGREEMENT. . . . . . . . . . . . . . . . . . . . .19
  6.4 NO BREACH OF STATUTE OR CONTRACT . . . . . . . . . . . . . . . . . .19
  6.5 BUSINESS AND FINANCIAL INFORMATION . . . . . . . . . . . . . . . . .19
  6.6 ECKLER SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . . .20
  6.7 INVESTMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
  6.8 TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
  6.9 OTHER INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . .21

7. THE COMPANY'S OBLIGATIONS BEFORE THE CLOSING DATE . . . . . . . . . . .21

  7.1 ACCESS TO INFORMATION. . . . . . . . . . . . . . . . . . . . . . . .21
  7.2 CONDUCT OF BUSINESS IN NORMAL COURSE . . . . . . . . . . . . . . . .22
  7.3 PRESERVATION OF BUSINESS AND RELATIONSHIPS . . . . . . . . . . . . .22
  7.4 MAINTENANCE OF INSURANCE; ASSETS AND RECORDS . . . . . . . . . . . .22
  7.5 CORPORATE MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . .22
  7.6 OTHER TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . .23

8. ADDITIONAL AGREEMENTS OF THE PARTIES. . . . . . . . . . . . . . . . . .24

  8.1 CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . . . .24
  8.2 DUE DILIGENCE INVESTIGATION. . . . . . . . . . . . . . . . . . . . .24
  8.3 ADDITIONAL AGREEMENTS AND INSTRUMENTS. . . . . . . . . . . . . . . .24
  8.4 NON-INTERFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . .25
  8.5 MANAGEMENT OF THE SURVIVING CORPORATION AND ECKLER
       FOLLOWING THE CLOSING DATE. . . . . . . . . . . . . . . . . . . . .25

9. CONDITIONS PRECEDENT TO ECKLER'S PERFORMANCE. . . . . . . . . . . . . .26

  9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . .26
  9.2 PERFORMANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
  9.3 CERTIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .26
  9.4 RESOLUTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
  9.5 GOOD STANDING CERTIFICATES . . . . . . . . . . . . . . . . . . . . .26
  9.6 ABSENCE OF LITIGATION. . . . . . . . . . . . . . . . . . . . . . . .26
  9.7 CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
  9.8 CONDITION OF PROPERTY. . . . . . . . . . . . . . . . . . . . . . . .27
  9.9 NO MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . . . . . . .27
  9.10 SATISFACTORY DUE DILIGENCE INVESTIGATION. . . . . . . . . . . . . .27
  9.11 EXECUTION AND DELIVERY OF EXHIBITS. . . . . . . . . . . . . . . . .27
  9.12 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. . . . . . . . . . . . . .27
  9.13 CONSUMMATION OF ACQUISITIONS. . . . . . . . . . . . . . . . . . . .27
  9.14 INVESTMENT BANKING FAIRNESS OPINION . . . . . . . . . . . . . . . .28
  9.15 BARNETT BANK OF CENTRAL FLORIDA, N.A.'S CONSENT TO THE MERGER . . .28
  9.16 EXECUTIVE EMPLOYMENT AGREEMENTS . . . . . . . . . . . . . . . . . .28

10. CONDITIONS PRECEDENT TO THE COMPANY'S PERFORMANCE. . . . . . . . . . .28

  10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . .28
  10.2 PERFORMANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
  10.3 CERTIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . .28
  10.4 RESOLUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
  10.5 EXECUTION AND DELIVERY OF EXHIBITS. . . . . . . . . . . . . . . . .29
  10.6 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. . . . . . . . . . . . . .29
  10.7 PERFORMANCE BY RALPH ECKLER . . . . . . . . . . . . . . . . . . . .29


                                         iii

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  10.8  NO MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . . . . . .29
  10.9  APPROVAL OF EMPLOYMENT AGREEMENTS  . . . . . . . . . . . . . . . .29

11. CONDITIONS PRECEDENT TO RALPH ECKLER'S PERFORMANCE . . . . . . . . . .29

  11.1  DELIVERY OF AGREEMENTS . . . . . . . . . . . . . . . . . . . . . .29

12. CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29

  12.1  PLACE AND DATE OF CLOSING. . . . . . . . . . . . . . . . . . . . .29
  12.2  ACTIONS AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . .30

13. TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . .30
  13.1  GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
  13.2  EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . . .30

14. INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .31
  14.1  GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
  14.2  LIMITATIONS ON CERTAIN INDEMNITY . . . . . . . . . . . . . . . . .31
  14.3  CLAIMS FOR INDEMNITY . . . . . . . . . . . . . . . . . . . . . . .32
  14.4  RIGHT TO DEFEND. . . . . . . . . . . . . . . . . . . . . . . . . .32

15. POST-CLOSING EVENTS. . . . . . . . . . . . . . . . . . . . . . . . . .33
  15.1  ACCOUNTING COOPERATION . . . . . . . . . . . . . . . . . . . . . .33

16. COSTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
  16.1  FINDER'S OR BROKER'S FEES. . . . . . . . . . . . . . . . . . . . .33
  16.2  EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

17. PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
  17.1  PARTIES IN INTEREST. . . . . . . . . . . . . . . . . . . . . . . .33
  17.2  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34

18. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .35

  18.1  AMENDMENTS AND MODIFICATIONS . . . . . . . . . . . . . . . . . . .35
  18.2  NON-ASSIGNABILITY; BINDING EFFECT. . . . . . . . . . . . . . . . .35
  18.3  SEVERABILITY. . .  . . . . . . . . . . . . . . . . . . . . . . . .35
  18.4  ATTORNEYS' FEES .  . . . . . . . . . . . . . . . . . . . . . . . .35
  18.5  GOVERNING LAW; JURISDICTION .  . . . . . . . . . . . . . . . . . .35
  18.6  EFFECT OF HEADINGS. . . . . .  . . . . . . . . . . . . . . . . . .35
  18.7  ENTIRE AGREEMENT; WAIVERS. . . . . . . . . . . . . . . . . . . . .36
  18.8  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . .36


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                             AGREEMENT AND PLAN OF MERGER


    AGREEMENT AND PLAN OF MERGER (this "Agreement"), entered into as of this 30TH day of DECEMBER, 1996, by and among ECKLER INDUSTRIES, INC., a Florida corporation having offices at 5200 South Washington Avenue, Titusville, Florida 32780 ("Eckler"); ECKLER ACQUISITION CORPORATION, a Delaware corporation having offices at c/o National Corporate Research, Ltd., 9 East Loockerman Street, Dover, Delaware 19901 (the "Merger Subsidiary"); RALPH ECKLER, an individual residing in Brevard County at c/o 5200 South Washington Avenue, Titusville, Florida 32780 ("Ralph Eckler"); SMART CHOICE HOLDINGS, INC., a Delaware corporation, having offices at 101 Phillippe Parkway, Suite 300, Safety Harbor, Florida 34695 (the "Company"); THOMAS E. CONLAN, an individual residing in Orange County at 101 Phillippe Parkway, Suite 300, Safety Harbor, Florida 34695 ("Thomas Conlan"); and GERALD C. PARKER, an individual residing in Pinellas County at c/o 101 Phillippe Parkway, Suite 300, Safety Harbor, Florida 34699 ("Gerald Parker").



                                 W I T N E S S E T H:


    WHEREAS, Eckler, one of the largest aftermarket suppliers of Corvette automobile parts and accessories in the United States, seeks to expand and diversify its business; and

    WHEREAS, the Company has been formed to engage primarily in the business of the financed sales of new and used motor vehicles in the Southeastern United States; and

    WHEREAS, Eckler, desiring to acquire the Company, has formed the Merger Subsidiary, a wholly-owned subsidiary of Eckler, which Merger Subsidiary will statutorily merge with and into the Company (such merger being referred to herein as the "Merger") and thereby vest title in all of the outstanding shares of the Company in the name of Eckler, making the Company a wholly-owned subsidiary of Eckler at Closing (as hereinafter defined), pursuant to and in accordance with the terms and conditions of this Agreement; and

    WHEREAS, Eckler's capital structure is as set forth in SCHEDULE 6.1, attached hereto and incorporated herein ; and

    WHEREAS, the Company's capital structure is as set forth in SCHEDULE 5.1 and SCHEDULE 5.4, attached hereto and incorporated herein; and

    WHEREAS, the Merger shall constitute an "A" Reorganization structured as a "reverse subsidiary merger" pursuant to Section 368(a)(2)(E) of the Internal Revenue Code, as amended; and

    WHEREAS, the Board of Directors and the stockholders of the Company, the Board of Directors of Eckler and the Board of Directors of the Merger Subsidiary and Eckler, as sole shareholder of the Merger Subsidiary, have all authorized and approved the Merger and the consummation of the other transactions contemplated by this Agreement, all on the terms and subject to the conditions set forth in this Agreement;

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereby covenant and agree as follows:

    1.   THE MERGER

         1.1 THE MERGER. At the time of the Closing on the Closing Date (as hereinafter defined) and in accordance with the provisions of this Agreement and the applicable provisions of the corporation laws of the jurisdiction in which the Merger is to take place (in such instance, "Applicable Law"), the Merger Subsidiary shall be merged with and into the Company, in accordance with the terms and conditions of this Agreement and a certificate of merger in substantially the form of EXHIBIT A annexed hereto, subject to such changes as to form (but not substance) as may be required by Applicable Law, hereinafter referred to as the "Certificate of Merger". The Company shall be the surviving corporation of the Merger (the Company, in such capacity, being hereinafter sometimes referred to as the "Surviving Corporation"). Thereupon, the separate existence of the Merger Subsidiary shall cease, and the Company, as the Surviving Corporation, shall continue its corporate existence under Applicable Law under its current name, as a wholly-owned subsidiary of Eckler.

         1.2 EFFECTIVENESS OF THE MERGER. As soon as practicable upon or after the satisfaction or waiver of the conditions precedent set forth in Sections 9, 10 and 11 of this Agreement, the Merger Subsidiary and the Company will execute an appropriate Certificate of Merger, and shall file or cause to be filed such Certificate of Merger with the Secretary of State of the jurisdiction in which the Merger Subsidiary and Company are incorporated; and the subject Merger shall become effective as of the date set forth in the Certificate of Merger, and the Closing shall be deemed to occur as of the date set forth in
Section 12 of this Agreement.

         1.3 EFFECT OF THE MERGER. Upon the effectiveness of the Merger, (a) the Surviving Corporation shall own and possess all assets and property of every kind and description, and every interest therein, wherever located, and all rights, privileges, immunities, powers, franchises and authority of a public as well as of a private nature, of the Merger Subsidiary and Company (the "Constituent Corporations"), and all obligations owed to, belonging to or due to each of the Constituent Corporations, all of which shall be vested in the Surviving Corporation pursuant to

Applicable Law without further act or deed, and (b) the Surviving Corporation shall be liable for all claims, liabilities and obligations of the Constituent Corporations, all of which shall become and remain the obligations of the Surviving Corporation pursuant to Applicable Law without further act or deed.

         1.4 SURVIVING CORPORATION. Upon the effectiveness of the Merger, the Certificate of Incorporation and By-Laws of the Surviving Corporation shall be identical to those of the Company as in effect immediately prior to the effectiveness of such Merger. The directors and officers of both the Surviving Corporation and Eckler shall be modified on or after the Closing Date in accordance with Section 8.5 hereafter.

         1.5 STATUS AND CONVERSION OF THE COMPANY'S SHARES AND THE POTENTIAL SECURITIES. Upon the effectiveness of the Merger:

              (a) Each share of capital stock held by the Company as treasury stock immediately prior to the effectiveness of the Merger shall be canceled and extinguished, and no payment or issuance of any consideration shall be payable or shall be made in respect thereof;

              (b) Each share of common stock of the Merger Subsidiary outstanding immediately prior to the effectiveness of the Merger shall be converted into and shall become one (1) share of common stock of the Surviving Corporation; and

              (c) Each share of $.001 par value common stock of the Company (the "Company Stock") issued and outstanding immediately prior to the effectiveness of the Merger (excluding any shares as to which dissenters' appraisal rights have been validly exercised and perfected and for which cash is payable in accordance with applicable law) shall be canceled and extinguished and converted into the right to receive one (1) share of Eckler Class A Common Stock, $.01 par value ("Eckler Class A Common"); PROVIDED, HOWEVER that with respect to the shares of Company Stock held by Thomas Conlan and the shares of Company Stock held by Gerald Parker (in lieu of the aforesaid one for one stock exchange) there shall be delivered one-half of one (1) share of Eckler Class B Common Stock, $.01 par value ("Eckler Class B Common") for each such share of Company Stock. Notwithstanding any other provision in this Agreement Eckler shall issue nor more than 6,500,000 shares of Eckler Class A Common or its equivalent, taking into account the outstanding shares of Company Stock and options, warrants, subscription rights, Convertible Securities, Exercisable Securities and all other agreements by which the Company has agreed to issue shares of Company capital stock; PROVIDED, HOWEVER, that no options, warrants or rights to acquire shares of the Company Stock that vest or are exercisable subsequent to a secondary offering of the Company's or Eckler's securities shall be taken into account. Eckler Class A Common and Eckler Class B Common are hereinafter collectively sometimes called "Eckler Stock". Such consideration shall be paid and delivered to the holders of all of the outstanding Company Stock, upon surrender to the Surviving Corporation of the certificates representing such shares of outstanding Company Stock at the time and place of the Closing as provided in Section 12 of this Agreement.

              (d) Each share of Company Stock that may be acquired upon the conversion of the Convertible Securities (as hereinafter defined), or upon exercise of the Exercisable Securities (as hereinafter defined) (the Convertible Securities and the Exercisable Securities hereinafter sometimes referred to collectively as the "Potential Securities"), whether or not such Potential Securities are contingent, vested, or issued and outstanding immediately prior to the effectiveness of the Merger, shall be modified and converted into a right to receive the same amount of Eckler Class A Common as the holders of the number of shares of Company Stock deliverable upon such conversion or exercise would have been entitled to receive if such conversion were to have occurred prior to the Merger in lieu of the Company Stock, on the same terms and conditions as originally agreed to between the Company and the holders of such Potential Securities, pursuant to this Agreement. Such consideration payable upon conversion or exercise of the Potential Securities shall be reserved by Eckler for issuance to the holders of such Potential Securities in accordance with the terms of such Potential Securities, provided, however that for each one (1) share of Company Stock issuable upon conversion or exercise of such Potential Security the holder thereof shall receive instead and in lieu thereof one (1) share of Eckler Class A Common Stock. The term "Convertible Securities" shall mean the Company's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and the 12% Convertible Debentures identified in EXHIBIT B attached hereto (said EXHIBIT B identifying the holders of the Convertible Securities and the amount of Company Stock exercisable therefor). The term "Exercisable Securities" shall mean the Company's stock options or any warrants, as further identified in EXHIBIT C (said EXHIBIT C identifying the option and/or warrant holders and the amount of Company Stock exercisable therefor), attached hereto.

         1.6 BOOKS AND RECORDS. On the Closing Date, the board of directors of the Company shall direct its officers to deliver to Eckler all of the stock books, records and minute books of the Company, all financial and accounting books and records of the Company, all tax returns and records of the Company, and all supplier, client, customer, sales and other business records of the Company.


         1.7  DEFINITIONS.

              (a) Wherever used in this Agreement, the term "Affiliate" means, as respects any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.


    2.   COMPANY STOCKHOLDERS' AGREEMENTS.

         2.1 INVESTMENT INTENT AND DISCLOSURE. Each shareholder entitled to receive Eckler Class A Common or Eckler Class B Common shall be bound by the terms of the Merger to execute and deliver to Eckler an Agreement that concerns, among other things, stockholders' investment intent and acknowledgment of (i) disclosure made by Eckler and (ii) transfer restrictions on the Eckler Stock. Such agreement shall be in a form mutually agreeable to the parties and the form shall be attached hereto as EXHIBIT D at Closing.

    3.   RALPH ECKLER'S CONSIDERATION AND OBLIGATIONS.

         3.1 ASSIGNMENT OF WARRANT AND OPTION RIGHTS. At the Closing and except as set forth below, Ralph Eckler shall assign any and all warrants or options of Eckler that he holds, as identified in EXHIBIT E attached hereto, and
relinquish any and all contracts rights related thereto.   In exchange for the
assignment of the aforementioned warrants and options, Ralph Eckler shall accept the issuance of 5-year options to acquire 100,000 shares of Eckler Class A Common at $8.75 per share and 5-year options to acquire 50,000 shares of Eckler Class A Common at $10.00 per share (the "Ralph Eckler Options") in the form attached hereto as EXHIBIT F. Notwithstanding the foregoing, Ralph Eckler shall be entitled to retain the options and warrants specifically identified in EXHIBIT G, attached hereto.

         3.2 NEW EMPLOYMENT AGREEMENTS FOR RALPH ECKLER. Upon Closing, Ralph Eckler's employment agreement with Eckler shall be, by mutual consent of Eckler and Ralph Eckler (as evidenced by this Agreement), terminated and deemed to be of no further force and effect. A new employment agreement between Eckler and Ralph Eckler (the "Employment Agreement") shall be executed, in substantially the same form as EXHIBIT H attached hereto, employing Ralph Eckler as the chairman of the business unit that shall conduct the operations customarily conducted by Eckler prior to the Merger. Upon execution of this Agreement by Ralph Eckler, he shall be deemed to have made a knowing and voluntary waiver of his right to convert any and all of his Class B Stock to Class A Stock, until such time as there is sufficient Class A Stock available to permit such a conversion.

         3.3 RALPH ECKLER'S REGISTRATION RIGHTS. Subject to a registration rights agreement dated even herewith (the "Ralph Eckler Registration Agreement"), a true and accurate copy of which is attached hereto as EXHIBIT I, Ralph Eckler shall be permitted to sell, in accordance with all applicable laws or regulations governing the sale of such securities, up to 100,000 shares of Eckler Stock in any public offering of Eckler Stock following the Merger. Additionally, Ralph Eckler, subject to

Ralph Eckler's Registration Agreement, shall be permitted to sell an additional 200,000 shares, pursuant to securities laws and regulations applicable to such securities, in installments of up to 50,000 shares of the Eckler Stock during each three (3) month period thereafter, for a period not to exceed twelve (12) months.

         3.4 RALPH ECKLER GUARANTIES AND INDEMNIFICATION. Ralph Eckler currently guarantees, on behalf of Eckler, certain loans as more particularly identified in EXHIBIT J attached hereto (the "Loans"). In consideration for Ralph Eckler's guaranties, Eckler pays to Ralph Eckler a quarterly fee in an amount equal to two percent (2%) of the outstanding balance of the Loans in accordance with Section 4 of the employment agreement between Ralph Eckler and Eckler dated May 23, 1995, and as subsequently amended (the "Guaranty & Employment Agreement"), a copy of the Guaranty & Employment Agreement is attached hereto as EXHIBIT K. Following the Merger, Eckler and the Surviving Corporation shall use their best efforts to cause Ralph Eckler to be released from the liability associated with his guaranty of the Loans on or before May 30, 1997.

              (a) Until such time as Ralph Eckler is no longer a guarantor of or is no longer contractually bound to guarantee any of the indebtedness due pursuant to the Loans, Eckler and the Surviving Corporation shall jointly and severally indemnify and hold harmless Ralph Eckler, his successors, and assigns against any losses, claims, damages or liabilities (the "Claims") to which Ralph Eckler may become subject, insofar as such Claims (or actions in respect thereof) arise out of or are based upon Ralph Eckler's guaranties of the Loans.

    4.   FURTHER ASSURANCES.

         From time to time from and after the Closing, the parties shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, certificates and other instruments, and shall take or cause to be taken any and all such further action, as any of the parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

    5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company, Thomas Conlan and Gerald Parker, jointly and severally, hereby represent and warrant to the best of their knowledge to Eckler as follows (and with respect to the representations and warranties contained in Sections 5.3, 5.6 through 5.25, such representations and warranties respecting the Company shall be deemed to be representations and warranties as to the Company and its subsidiaries and each of the companies described in SCHEDULE 5.5 (collectively, the "Target Companies"); PROVIDED, HOWEVER, that as to the Target Companies, any and all representations and warranties are based solely on and expressly limited to those representations, warranties, schedules and exhibits attached to or contained in the respective purchase agreements between the Company and each of the Target Companies):

         5.1 TITLE TO THE STOCK. The stockholders of the Company have good, valid and marketable title to the Company Stock issued and outstanding, and all of such Company Stock has been duly authorized and validly issued and is fully paid and non-assessable, and is (and on the Closing Date will be) free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever (except any restrictions which may be created by operation of state or federal securities laws). All issued and outstanding shares of capital stock of the Company are owned of record and beneficially as set forth on SCHEDULE 5.1 annexed hereto.

         5.2  VALID AND BINDING AGREEMENT.

              (a) The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company have been duly and validly authorized by the Board of Directors and the stockholders of the Company, and the Company has the full legal right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

              (b) The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder will not violate any provision of law, any order of any Court or other agency of government, the Certificate of Incorporation, Bylaws or other governing document of the Company, or any judgment, award, decree, indenture, agreement, permit or other instrument to which the Company is a party, or by which the Company or its assets or properties are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement, permit or other instrument, or result in a creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon the Company or its assets.

         5.3 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company: (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has all necessary corporate power and authority to carry on its business and to own, lease and operate its properties; and (c) except as and to the extent set forth in

SCHEDULE 5.3 annexed hereto, is qualified to do business as a foreign corporation in each foreign jurisdiction where such qualification is required by law. True and complete copies of the Certificate of Incorporation and By-Laws of the Company (including all amendments thereto), and a correct and complete list of the officers and directors of the Company, are annexed hereto as part of
SCHEDULE 5.3.

         5.4  CAPITAL STRUCTURE; STOCK OWNERSHIP.

              (a) The authorized capital stock of the Company is as set forth in its Certificate of Incorporation (as amended) contained in SCHEDULE 5.3. The record and beneficial owners of the Company Stock are as set forth in SCHEDULE
5.1 and no other shares of capital stock of the Company are issued or outstanding.

              (b) There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or calls, demands or commitments, except as set forth in SCHEDULE 5.4, obligating the Company to issue, transfer or purchase any shares of its capital stock, or obligating any stockholder to transfer any shares of Company Stock owned by such stockholder. No shares of capital stock of the Company are reserved for issuance pursuant to stock options, warrants, agreements or other rights to purchase capital stock, except as set forth in SCHEDULE 5.4.

         5.5 SUBSIDIARIES AND INVESTMENTS. The Company does not own, directly or indirectly, any stock or other equity securities of any corporation or entity, or has any direct or indirect equity or ownership interest in any person, firm, partnership, corporation, venture or business other than the business conducted by the Company, except as contained in SCHEDULE 5.5.


         5.6  FINANCIAL INFORMATION.  SCHEDULE 5.6 annexed hereto contains:
(i) certain financial information pertaining to the Company and, each of the Target Companies and the Company subsidiaries; (ii) a list of the outstanding principal balance of and approximate accrued interest on all indebtedness including without limitation accounts payable and loans and/or notes payable of the Company as of November 30, 1996; (iii) a list of all obligations of the Company to any of the stockholders of the Company and/or any of their respective Affiliates on the date hereof; (iv) a list of all obligations of the Company guaranteed by any of the stockholders of the Company on the date hereof, and the terms of such guaranties; and (v) a list reflecting the nature and amount of all obligations owed to the Company on the date hereof by any of the stockholders of the Company and/or any of their respective Affiliates. The information and material set forth in SCHEDULE 5.6 is true, correct and complete and when taken as an entirety fairly presents, in all material respects the financial condition and results of operation therein set forth.

         5.7  NO MATERIAL CHANGES.  Except as and to the extent depicted in
SCHEDULE 5.7 annexed hereto (which Schedule may make reference to any other Schedule hereto), since November 30, 1996, the business of the Company has continued to be operated only in the ordinary course, and there has not been:

              (a) Any material change in the financial condition, operations or business of the Company from that depicted in SCHEDULE 5.6, or any material transaction or commitment effected or entered into outside of the normal course of the Company's business nor inconsistent with the Company's past practice ;

              (b) Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the business, operations, assets, properties, financial condition or prospects of the Company;

              (c) Any declaration, setting aside or payment of any dividend or other distribution with respect to the Company Stock, any other payment of any kind by the Company to any of the stockholders of the Company or any of their respective Affiliates outside of the ordinary course of business nor inconsistent with the Company's past practice, any forgiveness of any debt or obligation owed to the Company by any of the stockholders of the Company or any of their respective Affiliates, or any direct or indirect redemption, purchase or other acquisition by the Company of any capital stock of the Company; or

              (d) Any other event or condition arising from or out of the operation of the Company which has or may materially and adversely affect the business, financial condition, results of operations or prospects of the Company.

         5.8  TAX MATTERS.

              (a)  TAX RETURNS AND AUDITS.

                   (i) Except as and to the extent disclosed in SCHEDULE 5.8 annexed hereto: (i)on the date hereof and on the Closing Date, all federal, state and local tax returns and tax reports required to be filed by the Company on or before the date of this Agreement or the Closing Date, as the case may be, have been and will have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed; (ii) all federal, state and local income, franchise, sales, use, property, excise and other taxes (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to the Company as of the date hereof and as of the Closing Date have been and will have been fully paid, and appropriate accruals shall have been made on the Company's books for taxes not yet due and payable; (iii) as of the Closing Date, all taxes and other assessments and levies which the Company is required by law to withhold or to collect on or before the Closing Date will have been duly withheld and collected, and will have been paid over to the proper governmental authorities to the extent due and payable on or before the Closing Date; and
(iv) there are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of the Company. At and after the Closing Date, the Company will not have any liability for any federal, state or local income tax with respect to any taxable period ending on or before the Closing Date, except as and to the extent disclosed in SCHEDULE
5.8. Discretionary decisions made by Eckler and its management with respect to filing or amending any tax returns of the Company concerning periods ended on or prior to the Closing Date, which decisions are not required under applicable law and which decisions result in additional liability to the Company other than as disclosed in this Agreement or the Schedules annexed hereto, shall not result in any breach of representations and warranties contained in this Section 5.8(a).

                   (ii) There are no audits deficiencies, claims, actions, suits, proceedings or investigations pending with respect to any federal, state or local tax returns of the Company, and no waivers of statutes of limitations have been given or requested with respect to any tax years or tax filings of the Company.

                   (iii) The Company has not executed or entered into (and, prior to the Closing, will not execute or enter into) with the Internal Revenue Service or any other taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessments or collection of any taxes for which the Company would be liable or (B) a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code"), or any predecessor provision thereof or any similar provision of foreign, state or local tax law that relates to the assets or operations of the Company.

                   (iv) The Company is not a party to any agreement, contract or arrangement that would result, by reason of the consummation of any of the transactions contemplated herein, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

              (b) SUBCHAPTER S STATUS. Neither the Company nor any of its stockholders, with respect to the Company, have applied for qualification as an "S Corporation" as such term is defined in the Code and regulations promulgated thereunder.

         5.9 PERSONAL PROPERTY; LIENS. The Company has and owns good and marketable title to all of its personal property, free and clear of all liens, pledges, claims, security interests and encumbrances whatsoever, except for the following (all of which are sometimes referred to as "Permitted Liens"): (a) liens securing the Company's indebtedness for money borrowed as reflected in SCHEDULE 5.6, or pursuant to the security agreements listed in SCHEDULE 5.9 annexed hereto; (b) liens securing the deferred purchase price of machinery, equipment, vehicles and/or other fixed assets, as indicated on SCHEDULE 5.9; (c) liens for current taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, each of which is listed in SCHEDULE 5.9; and (d) liens, pledges, claims, security interests, encumbrances, mortgages, conditions or restrictions which are not, individually or in the aggregate, material in character or amount and do not interfere with the use made or presently proposed to be made of any such property. All leases of personal property of the Company are valid and binding in accordance with their respective terms and there is not under any of such leases any existing default, or any condition, event or act which with notice or lapse of time or both would constitute such a default, nor would consummation of the transactions contemplated hereby result in a default or any such condition, event or act.

         5.10  REAL PROPERTY.

              (a) The Company does not own or have any interest of any kind (whether ownership, lease or otherwise) in any real property except to the extent of the Company's leasehold interest under the lease for its business premises, and true and complete copies of all real property leases (including all amendments thereto) to which the Company is a party in any capacity are annexed hereto as SCHEDULE 5.10 (the "Leases").

              (b) The Company (and, to the best of the Company's knowledge, the landlord thereunder) is presently in compliance with all of its obligations under the Leases, and the premises leased thereunder are in good condition (reasonable wear and tear excepted), are adequate for the operation of the Company's business as presently conducted, and a default, termination, or modification of currently effective payment or other terms thereunder will not be effected as a result of consummation of the Merger and the transactions contemplated by this Agreement. The Company has not received any notice of any violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement with respect to the property subject to the Leases. All buildings used in the operations of the Company substantially conform with all applicable ordinances, codes, regulations and requirements, and no law presently in effect or condition precludes or restricts continuation of the present use of such properties.

         5.11 ACCOUNTS RECEIVABLE. All accounts receivable shown in SCHEDULE 5.6, and all accounts receivable thereafter created or acquired by the Company prior to the Closing Date (the "Accounts"), have arisen or will arise in the ordinary course of the Company's business. To the best knowledge of the Company, there is not any dispute as to the validity or collectibility of such accounts receivable, except to the extent adequately reserved for and set forth in SCHEDULE 5.6 hereto and none of such accounts receivables have been assigned or pledged, except to the extent set forth in SCHEDULE 5.11, to any other person, firm or corporation or is subject to any right of set-off in respect of any obligations of the Company.


         5.12 INVENTORIES. All inventories shown on the financial statements set forth in SCHEDULE 5.6, and all inventories thereafter created or acquired by the Company prior to the Closing Date, consist of items which are of a quality and quantity which are useable in the ordinary course of the Company's business.

         5.13 INSURANCE POLICIES. SCHEDULE 5.13 annexed hereto contains a true and correct schedule of all insurance coverage held by the Company concerning its business and properties; and except as set forth on SCHEDULE 5.13 such coverage insures all of the Company's assets for the full replacement cost thereof (net of reasonable deductibles), and are adequate for the normal operation of the Company's businesses. All premiums with respect to such policies covering all periods up to and including the date of this Agreement have been paid, and will be paid on and as of the Closing Date, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are in full force and effect.

         5.14 PERMITS AND LICENSES. Except as set forth in SCHEDULE 5.14 annexed hereto, the Company possesses all required permits, licenses and/or franchises, from whatever governmental authorities or agencies (domestic and/or foreign) requiring the same and having jurisdiction over the Company, necessary in order to operate its business in the manner presently conducted, all of which permits, licenses and/or franchises are valid, current and in full force and effect; No proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any of such permits, licenses or franchises; and none of such permits, licenses or franchises will be voided, revoked or terminated, or voidable, revocable or terminable, upon and by reason of the Merger and consummation of the transaction contemplated by this Agreement.

         5.15  CONTRACTS AND COMMITMENTS.

              (a) SCHEDULE 5.15 annexed hereto lists all material contracts, leases, commitments, indentures and other agreements to which any Company is a party (collectively, "Material Contracts"), except that SCHEDULE 5.15 need not list any such agreement that is listed on any other Schedule hereto, or was entered into in the ordinary course of the business of the Company and that, in any case: (i) is for the purchase of supplies or other inventory items in the ordinary course of business; (ii) is related to the purchase or lease of any capital asset involving aggregate payments of less than $25,000.00 per annum; or
(iii) may be terminated without penalty, premium or liability by the subject Company on not more than thirty (30) days' prior written notice.

              (b) To the best of the Company's knowledge, except as set forth in SCHEDULE 5.15: (i) all Material Contracts are in full force and effect; (ii) the Company has not received any written notice that any Material Contract is in material breach or default or is now subject to any condition or event which has occurred and which, after notice or lapse of time or both, would constitute a material default by any party under any such Material Contract; and (iii) none of the Material Contracts will be voided, revoked or terminated, or voidable, revocable or terminable, upon and by reason of the Merger and the consummation of the transactions contemplated by this Agreement.

              (c) To the best of the Company's knowledge, no purchase commitment by the Company is in excess of the normal, ordinary and usual requirements of the business of the Company.

              (d) Except for the Leases and otherwise as set forth in SCHEDULE 5.15, the Company does not have any outstanding contracts or commitments that are not cancelable by the Company without penalty, premium or liability (for severance or otherwise) on less than thirty (30) days' prior written notice.

              (e) There is no outstanding power of attorney granted by the Company to any person, firm or corporation for any purpose whatsoever.


         5.16 CUSTOMERS AND SUPPLIERS. The Company has not received any written notice of any existing, announced or anticipated changes in the policies of any material suppliers or referral sources which will materially, adversely affect the business presently being conducted by the Company. The Company has not lost or been notified that it will lose, and no customer has notified the Company that it would, in the event of the consummation of the transactions contemplated by this Agreement, lose, any customer (or any group of related customers) that accounted for more than $25,000 of the aggregate revenues of the

Company for its last full fiscal year or the interim period from the date of its last full fiscal year through November 30, 1996.

         5.17  LABOR, BENEFIT AND EMPLOYMENT AGREEMENT.

              (a) Except as set forth in SCHEDULE 5.17 annexed hereto, the Company is not a party to (i) any collective bargaining agreement or other labor agreement, or (ii) any agreement with respect to the employment or compensation of any non-hourly and/or non-union employee(s) which is not terminable without penalty by the Company on not more than thirty (30) days' prior written notice.

              (b) No union is now certified or, to the best of the Company's knowledge, claims to be certified as a collective bargaining agent to represent any employees of the Company, and there are no labor disputes existing or, to the best of the Company's knowledge, threatened, involving strikes, slowdowns, work stoppages, job actions or lockouts of any employees of the Company. No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal.

              (c) There are no unfair labor practice charges or petitions for election pending or being litigated before the National Labor Relations Board or any other federal or state labor commission relating to any employees of any Company. The Company has not received any written notice of any actual or alleged violation of any law, regulation, order or contract term affecting the collective bargaining rights of employees, equal opportunity in employment, or employee health, safety, welfare, or wages and hours, nor is the Company aware that any such violation is threatened to be brought or filed.

              (d) With respect to any "multi-employer plan" (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) to which the Company has at any time been required to make contributions, the Company has not, at any time on or after April 29, 1980, suffered or caused any "complete withdrawal" or "partial withdrawal" (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) therefrom on its part.

              (e) Except as disclosed in SCHEDULE 5.17, the Company does not maintain, or have any liabilities or obligations of any kind with respect to, any bonus, deferred compensation, pension, profit sharing, retirement or other such benefit plan, and does not have any potential or contingent liability in respect of any actions or transactions relating to any such plan other than to make contributions thereto if, as and when due in respect of periods subsequent to the date hereof. Without limitation of the foregoing, (i) the Company has made all required contributions to or in respect of any and all such benefit plans, (ii) no "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code of 1986, as amended (the "Code")) has been incurred in respect of any of such benefit plans, and the present value of all vested accrued benefits thereunder does not, on the date hereof, exceed the assets of any such plan allocable to the vested accrued benefits thereunder, (iii) there has been no "prohibited transaction" (as defined in Section 4975 of the Code) with respect to any such plan, and no transaction which could give rise to any tax or penalty under Section 4975 of the Code or Section 502 of ERISA, and (iv) there has been no "reportable event" (within the meaning of Section 4043(b) of ERISA) with respect to any such plan. All of such plans which constitute, are intended to constitute, or have been treated by the Company as "employee pension benefit plans" or other plans within
Section 3 of ERISA have been determined by the Internal Revenue Service to be "qualified" under Section 401(a) of the Code, and have been administered and are in compliance with ERISA and the Code; and, except such as might arise by reason of the occurrence of the Merger, the Company has no knowledge of any state of facts, conditions or occurrences such as would impair the "qualified" status of any of such plans.

              (f) Except for the group insurance programs and any other insurance listed in SCHEDULE 5.17, the Company does not maintain any medical, health, life or other employee benefit insurance programs or any welfare plans (within the meaning of Section 3(1) of ERISA) for the benefit of any current or former employees, and, except as required by statute or governmental regulation, the Company does not have any liability, fixed or contingent, for health or medical benefits to any former employee.

         5.18 NO BREACH OF STATUTE, DECREE OR OTHER INSTRUMENT. Except as set forth in SCHEDULE 5.18 annexed hereto: (i) neither the execution and delivery of this Agreement by the Company, nor the performance of or compliance with the terms and provisions of this Agreement on the part of the Company, will violate or conflict with any term of the Certificate of Incorporation or By-Laws of the Company or any statute, law, rule or regulation of any governmental authority affecting the existing business of the Company, or will at the Closing Date conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any judgment, order, award, injunction, decree, contract, lease, agreement, indenture or other instrument to which the Company is a party or by which the Company is bound; (ii) no consent, authorization or approval of or filing with any governmental authority or agency, or any third party, will be required on the part of the Company in connection with the consummation of the transactions contemplated hereby; and
(iii) the Company will not be required, whether by law, regulation or administrative practice, to reapply for or refile to obtain any of the licenses, permits or other authorizations presently held by the Company and required for the operation of its business as conducted on the date hereof.

         5.19  COMPLIANCE WITH LAWS.

              (a) The Company is, and has been at all times subsequent to its incorporation, in compliance with all domestic, foreign, federal, state, local and municipal laws and ordinances and governmental rules and regulations, and all requirements of insurance carriers, applicable to its business, affairs, properties or assets.

              (b) Neither the Company, nor to the best of the Company's knowledge, any of the Company's directors, officers or employees, has received any written notice of default or violation, nor is the Company, or to the best of the Company's knowledge, any of the Company's directors, officers or employees, in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of the Company's business, affairs, properties or assets. Neither the Company, nor to the best of the Company's knowledge, any of the Company's directors, officers or employees, has received written notice of, been charged with, or is under investigation with respect to, any violation of any provision of any federal, state, local, municipal or other law or administrative rule or regulation, domestic or foreign, relating to any aspect of the Company's business, affairs, properties or assets, which violation would have a material adverse effect on the business, financial condition, results of operations or prospects of the Company.

              (c) SCHEDULE 5.19 sets forth the date(s) of the last known audits or inspections (if any) of the Company conducted by or on behalf of the Environmental Protection Agency, the Occupational Safety and Health Administration, and any other governmental and/or quasi-governmental agency (federal, state and/or local).

         5.20 LITIGATION. Except as disclosed in SCHEDULE 5.20 annexed hereto, there is no suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation pending, or to the best knowledge of the Company, threatened, by or against the Company or any of its assets or properties. The Company is not aware of any state of facts, events, conditions or occurrences which might properly constitute grounds for or the basis of any suit, action, arbitration, proceeding or investigation against or with respect to the Company.

         5.21 PATENTS, LICENSES AND TRADEMARKS. SCHEDULE 5.21 annexed hereto correctly sets forth a list and brief description of the nature and ownership of: (a) all patents, patent applications, copyright registrations and applications, registered trade names, and trademark registrations and applications, both domestic and foreign, which are presently owned, filed or held by the Company or any of the Company's directors, officers, stockholders or employees and which in any way relate to or are used in the business of the Company; (b) all licenses, both domestic and foreign, which are owned or controlled by the Company and/or any of the Company's directors, officers, stockholders or employees and which in any way relate to or are used in the business of the Company; and (c) all franchises, licenses and/or similar arrangements granted to the Company by others and/or to others by the Company. None of the patents, patent applications, copyright registrations or applications, registered trade names, trademark registrations or applications, franchises, licenses or other arrangements set forth or required to be set forth in SCHEDULE 5.21 is subject to any pending challenge known to the Company.

         5.22 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 5.22, no material asset employed in the business of the Company is owned by, leased from or leased to any of the stockholders of the Company, any of their respective Affiliates, members of their families or any partnership, corporation or trust for their benefit, or any other officer, director or employee of the Company or any Affiliate of the Company. Except as set forth on SCHEDULE 5.22, no director, officer or shareholder of the Company, or any of their respective Affiliates, owns, directly or indirectly, or has an ownership interest in (i) any business (corporate or otherwise) which is a party to any business arrangements or relationships of any kind with the Company, or (ii) any business (corporate or otherwise) which conducts the same business as, or business similar to, the business conducted by the Company.

         5.23 BANK ACCOUNTS. Annexed hereto as SCHEDULE 5.23 is a correct and complete list of all bank accounts and safe deposit boxes maintained by or on behalf of the Company, with indication of all persons having signatory, access or other authority with respect thereto.

         5.24 SCHEDULES INCORPORATED BY REFERENCE. The making of any recitation in any Schedule hereto shall be deemed to constitute a representation and warranty that such recitation is an accurate statement and disclosure of the information required by the corresponding Section(s) of this Agreement, as, to the extent, and subject to the qualifications and limitations, set forth in such corresponding Section(s).

         5.25 NO CONSENTS. No consents to the transaction contemplated in this Agreement are required other than as set forth in SCHEDULE 5.25, which, in the absence of such consents, will result in a default under any leases or contracts (including without limitation loan agreements or other debt instruments) to which the Company is a party, or will result in an acceleration of any obligations of the Company.

         5.26 CONDITION OF ASSETS. All tangible personal property, fixtures, machinery and equipment comprising the assets of the Company are (i) in a reasonable state of repair (ordinary wear and tear excepted) and operating condition and are suitable for the purposes for which they are being used and
(ii) substantially conform with all applicable ordinances, codes, regulations and requirements, including without limitation, all applicable ordinances, codes, regulations and requirements relating to the environment or occupational safety, and no law presently in effect or condition precludes or materially restricts continuation of the present use of such properties.

         5.27 OTHER INFORMATION. None of the information furnished by the Company in this Agreement, the Exhibits hereto, the Schedules identified herein, or in any certificate or other document to be executed or delivered pursuant hereto by the Company at or prior to the Closing Date, is, or on the Closing Date will be, false or misleading or contains, or on the Closing Date will contain, any misstatement of material fact, or omits, or on the Closing Date will omit, to state any material fact required to be stated in order to make the statements therein not misleading in light of the circumstances under which they were made.


    6.   REPRESENTATIONS AND WARRANTIES OF ECKLER AND MERGER SUBSIDIARY.

         Eckler and Merger Subsidiary hereby represent and warrant to the Company and each of its stockholders, as intended third party beneficiaries hereunder, as follows:

         6.1  ORGANIZATION, GOOD STANDING AND QUALIFICATION.

              (a) Eckler is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. Eckler's capital structure, including all issued and outstanding shares of Eckler Stock, any options, warrants, subscriptions, rights, convertible securities or other agreements or call, demands or commitments is as set forth in SCHEDULE 6.1. There are no other securities or rights to acquire securities of Eckler except as set forth on SCHEDULE 6.1.

              (b) The Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all necessary power and authority to consummate the Merger with the Company as contemplated hereby.

The Merger Subsidiary is a wholly-owned subsidiary of Eckler, and will have no material assets or liabilities at the time of the Closing.

         6.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Eckler have been duly and validly authorized by the Board of Directors of Eckler; and Eckler has (and, at the time of the Closing, the Merger Subsidiary will have) the full legal right, power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder, and to consummate the transactions contemplated hereby. No further corporate authorization is necessary on the part of Eckler or Merger Subsidiary to consummate the transactions contemplated hereby.

         6.3 VALID AND BINDING AGREEMENT. This Agreement, when executed and delivered by Eckler, constitutes and will constitute the legal, valid and binding obligations of Eckler, enforceable against Eckler in accordance with its respective terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

         6.4 NO BREACH OF STATUTE OR CONTRACT. Neither the execution and delivery of this Agreement by Eckler and Merger Subsidiary, nor compliance with the terms and provisions of this Agreement on the part of Eckler or Merger Subsidiary, will: (a) violate any statute or regulation of any governmental authority, domestic or foreign, affecting Eckler or Merger Subsidiary; (b) require the issuance of any authorization, license, consent or approval of any federal or state governmental agency; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which Eckler or Merger Subsidiary is a party, or by which Eckler or Merger Subsidiary is bound, or constitute a default thereunder.

         6.5 BUSINESS AND FINANCIAL INFORMATION. The financial statements and other information contained in the most recent prospectus, annual report, quarterly report and current report on Form 8-K of Eckler as filed with the Securities and Exchange Commission (the "SEC") are correct and complete in all material respects, as of their respective dates and as amended through the date hereof and the financial statements included therein present fairly the consolidated financial position of Eckler, as of their respective dates and as amended through the date hereof, in conformity with generally accepted accounting principles consistently applied (subject, in the case of unaudited statements, to the absence of footnote disclosures and to customary fiscal year-end audit adjustments which will not, individually or in the aggregate, be material to the consolidated financial condition of Eckler and its subsidiaries). Since the date of the last of such reports, there has been no material adverse change in the financial condition or operations of Eckler from that reflected in the financial statements included in such reports, except as set forth on SCHEDULE 6.5 hereto.

         6.6 ECKLER SHARES. When transferred or issued to the stockholders of the Company or the holders of the Potential Securities pursuant to Section 2 above, all the Eckler Shares delivered to the stockholders shall be duly authorized, validly issued and fully paid and non-assessable, and free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever (except any restrictions which may be created by operation of state or federal securities laws).

         6.7 INVESTMENT. Eckler will be acquiring ownership of the outstanding capital stock of the Surviving Corporation for its own account, for investment purposes only, and not with a view to the resale or distribution thereof.

         6.8  TAX MATTERS.

              (a)  TAX RETURNS AND AUDITS.

                   (i) Except as and to the extent disclosed in SCHEDULE 6.8 annexed hereto: (i)on the date hereof and on the Closing Date, all federal, state and local tax returns and tax reports required to be filed by Eckler on or before the date of this Agreement or the Closing Date, as the case may be, have been and will have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed;
(ii) all federal, state and local income, franchise, sales, use, property, excise and other taxes (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to the Eckler as of the date hereof and as of the Closing Date have been and will have been fully paid, and appropriate accruals shall have been made on the Eckler's books for taxes not yet due and payable; (iii) as of the Closing Date, all taxes and other assessments and levies which the Eckler is required by law to withhold or to collect on or before the Closing Date will have been duly withheld and collected, and will have been paid over to the proper governmental authorities to the extent due and payable on or before the Closing Date; and
(iv) there are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of Eckler. At and after the Closing Date, Eckler will not have any liability for any federal, state or local income tax with respect to any taxable period ending on or before the Closing Date, except as and to the extent disclosed in SCHEDULE 6.8.

                   (ii) There are no audits deficiencies, claims, actions, suits, proceedings or investigations pending with respect to any federal, state or local tax returns of Eckler, and no waivers of statutes of limitations have been given or requested with respect to any tax years or tax filings of Eckler.

                   (iii)Eckler has not executed or entered into (and, prior to the Closing, will not execute or enter into) with the Internal Revenue Service or any other taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessments or collection of any taxes for which Eckler would be liable or (B) a closing agreement pursuant to
Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code"), or any predecessor provision thereof or any similar provision of foreign, state or local tax law that relates to the assets or operations of Eckler.

                   (iv) Eckler is not a party to any agreement, contract or arrangement that would result, by reason of the consummation of any of the transactions contemplated herein, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

              (b) SUBCHAPTER S STATUS. Neither Eckler nor any of its shareholders, with respect to Eckler, have applied for qualification as an "S Corporation" as such term is defined in the Code and regulations promulgated thereunder.

              6.9 OTHER INFORMATION. None of the information furnished by Eckler in this Agreement, the Exhibits hereto, the Schedules identified herein, or in any certificate or other document to be executed or delivered pursuant hereto by Eckler at or prior to the Closing Date, is, or on the Closing Date will be, false or misleading or contains, or on the Closing Date will contain, any misstatement of material fact, or omits, or on the Closing Date will omit, to state any material fact required to be stated in order to make the statements therein not misleading in light of the circumstances under which they were made.

    7.   THE COMPANY'S OBLIGATIONS BEFORE THE CLOSING DATE.

         The Company covenants and agrees that, from the date hereof until the Closing Date:

         7.1 ACCESS TO INFORMATION. The Company shall permit Eckler and its counsel, accountants and other representatives, to have reasonable access during normal business hours to all properties, books, accounts, records, contracts, documents and information relating to the Company, and, to the extent the Company is legally able, to each of the Target Companies. Eckler and its representatives shall also be permitted to freely consult with the Company's counsel concerning the business of the Company.

         7.2 CONDUCT OF BUSINESS IN NORMAL COURSE. The Company shall carry on its business activities in substantially the same manner as heretofore conducted, and shall not make or institute any unusual or novel methods of service, sale, purchase, lease, management, accounting or operation that will vary materially from those methods used by the Company as of the date hereof, without in each instance obtaining the prior written consent of Eckler.

         7.3  PRESERVATION OF BUSINESS AND RELATIONSHIPS.  The Company shall:
(i) without making or incurring any unusual commitments or expenditures, use its best efforts to preserve its business organization intact and to preserve its present relationships with referral sources, clients, customers, suppliers and others having business relationships with it.

         7.4  MAINTENANCE OF INSURANCE; ASSETS AND RECORDS.  The Company shall:
(i) continue to carry its existing insurance, to the extent obtainable upon reasonable terms, (ii) maintain all its assets and properties in good repair, order and condition, reasonable wear and tear excepted, and (iii) maintain its books of account and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and use its best efforts to comply with all laws applicable to it and perform all its material obligations without default.

         7.5 CORPORATE MATTERS. The Company shall not, without the prior written consent of Eckler:

              (a)  amend its Certificate of Incorporation or By-Laws;

              (b)  issue any shares of its capital stock;

              (c) except as otherwise set forth in SCHEDULE 7.5(c) issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of its capital stock might be directly or indirectly issued;

              (d) amend, cancel or modify any Material Contract or enter into any material new agreement, commitment or transaction except, in each instance, in the ordinary course of business;

              (e) except as otherwise set forth in SCHEDULE 7.5(e) pay, grant or authorize any salary increases or bonuses except in the ordinary course of business and consistent with past practice, or enter into any employment, consulting or management agreements;

              (f) modify in any material respect any material agreement to which it is a party or by which it may be bound, except in the ordinary course of business;

              (g)  make any material change in its management personnel;

              (h) except pursuant to commitments in effect on the date hereof (to the extent disclosed in this Agreement or in any Schedule hereto), make any capital expenditure(s) or commitment(s), whether by means of purchase, lease or otherwise, or any operating lease commitment(s), in excess of $25,000.00 in the aggregate;

              (i) sell, assign or dispose of any capital asset(s) with a net book value in excess of $25,000.00 as to any one item;

              (j) materially change its method of collection of accounts or notes receivable, accelerate or slow its payment of accounts payable, or prepay any of its obligations or liabilities, other than prepayments to take advantage of trade discounts not otherwise inconsistent with or in excess of historical prepayment practices;

              (k) declare, pay, set aside or make any dividend(s) or other distribution(s) of cash or other property, redeem any outstanding shares of its capital stock, or purchase any outstanding shares of capital stock of or equity interest in any other corporation or entity;

              (l) incur any liability or indebtedness except, in each instance, in the ordinary course of business;

              (m) subject any of its assets or properties to any further liens or encumbrances, other than Permitted Liens;

              (n) forgive any liability or indebtedness owed to it by any of the stockholders of the Company or any of their respective Affiliates; or

              (o) agree to do, or take any action in furtherance of, any of the foregoing.

         7.6 OTHER TRANSACTIONS. The Company shall not enter into any transaction or make any agreement or commitment, or permit any event to occur, which would result in any of the representations, warranties or covenants of the Company contained in this Agreement not being true and correct at and as of the time immediately after the occurrence of such transaction or event.

    8.   ADDITIONAL AGREEMENTS OF THE PARTIES.

         8.1 CONFIDENTIALITY. Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon Eckler under applicable state or federal securities or antitrust laws, it is expressly understood and agreed by Eckler, the Company, Ralph Eckler, Thomas Conlan and Gerald Parker that (a) this Agreement, the Schedules and Exhibits hereto, and the conversations, negotiations and transactions relating hereto and/or contemplated hereby, and (b) all financial information, business records and other non-public information concerning the Company or Eckler which any of the parties or their respective representatives has received or may hereafter receive, shall be maintained in the strictest confidence by the parties and their respective representatives, and shall not be disclosed to any person that is not associated or affiliated with any of the parties and involved in the transactions contemplated hereby, without the prior written approval of the Company or Eckler, as applicable. The parties hereto shall use their best efforts to avoid disclosure of any of the foregoing or undue disruption of any of the business operations or personnel of the Company or Eckler. In the event that the transactions contemplated hereby shall not be consummated for any reason, each of the parties covenants and agrees that neither it nor its representatives shall retain any documents, lists or other writings which they may have received or obtained in connection herewith or any documents incorporating any of the information contained in any of the same (all of which, and all copies thereof in the possession or control of themselves or their representatives, shall be returned to the original source of the material at issue). The parties hereto shall be responsible for any damages sustained by reason of their respective breaches of this Section 8.1, and this Section 8.1 may be enforced by injunctive relief.

         8.2 DUE DILIGENCE INVESTIGATION. At all times prior to the Closing Date, Eckler and its representatives shall be permitted to conduct during normal business hours a full and complete due diligence investigation of the assets, business, properties, financial condition and prospects of the Company, and, to the extent legally permitted, of the Target Companies, the results of which due diligence investigation shall be satisfactory to Eckler. The Company shall, and shall cause the principal executive officers, legal and financial representatives, agents and employees of the Company, and, to the extent legally permitted, of the Target Companies to, fully cooperate to enable Eckler and its representatives to conduct a full due diligence investigation of the Company, including interviews with personnel and/or contacts with suppliers or customers.

         8.3 ADDITIONAL AGREEMENTS AND INSTRUMENTS. On or before the Closing Date, the Company, Eckler and the Merger

Subsidiary (as appropriate) shall execute, deliver and file the Certificate of Merger and all exhibits, agreements, certificates, instruments and other documents, not inconsistent with the provisions of this Agreement, which, in the opinion of counsel to Eckler, shall reasonably be required to be executed, delivered and filed in order to consummate the Merger and the other transactions contemplated by this Agreement.

         8.4 NON-INTERFERENCE. None of the parties shall cause to occur any act, event or condition which would cause any of their respective representations and warranties made in this Agreement to be or become untrue or incorrect in any material respect as of the Closing Date, or would interfere with, frustrate or render unreasonably expensive the satisfaction by the other party or parties of any of the conditions precedent set forth in Sections 9,10 and 11 below.

         8.5 MANAGEMENT OF THE SURVIVING CORPORATION AND ECKLER FOLLOWING THE CLOSING DATE.

              (a) At the Closing, the Company shall deliver to Eckler a written statement from the Company designating three (3) individuals to serve as directors of Eckler subsequent to the Closing (the "Designated Directors") and identifying those individuals who shall serve as officers of Eckler subsequent to the Closing (the "Designated Officers"). Simultaneously therewith, Eckler shall deliver to the Company (i) resignations of the officers and directors of Eckler set forth on EXHIBIT L, attached hereto, and (ii) a resolution electing as directors of Eckler the Designated Directors and appointing as officers of Eckler the Designated Officers. The parties acknowledge and agree that the board of directors of Eckler immediately following the Closing Date shall consist of not more than six (6) individuals, each with a term that shall expire upon the next annual meeting of Eckler. Three of such directors shall be the Designated Directors. Within thirty (30) days following the Closing, the six
(6) Eckler directors shall meet and elect a seventh (7th) director. In the event a Designated Director cannot complete their term, then the remaining Designated Directors may appoint a successor to finish such term. At the first annual meeting of the shareholders of Eckler following the Closing, Thomas Conlan and Gerald Parker shall vote their shares in favor of the election of the three Eckler directors that served as directors of Eckler immediately prior to the election of the Designated Directors.

              (b) Eckler shall cause those executive officers of Eckler identified and set forth in the attached EXHIBIT L to resign from their positions with Eckler effective upon the Closing Date. Such resignations and separations shall be on terms and conditions mutually agreeable to both the Company and Eckler.

    9.   CONDITIONS PRECEDENT TO ECKLER'S PERFORMANCE.

         The obligations of Eckler to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by Eckler:

         9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Company, Thomas Conlan and Gerald Parker in this Agreement, in any Schedule(s) or Exhibits hereto, and/or in any written statement delivered to Eckler under this Agreement shall be true and correct in all material respects, to the best of their knowledge, on and as of the Closing Date as though such representations and warranties were made on and as of that date.

         9.2 PERFORMANCE. The Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date.

         9.3 CERTIFICATION. Eckler shall have received a certificate, dated the Closing Date, signed by an officer of the Company, and Thomas Conlan and Gerald Parker certifying, in such detail as Eckler and its counsel may reasonably request, that the conditions specified in Sections 9.1 and 9.2 above have been fulfilled.

         9.4 RESOLUTIONS. Eckler shall have received certified resolutions of the Board of Directors and the stockholders of the Company, in form reasonably satisfactory to counsel for Eckler, authorizing the Company's execution, delivery and performance of this Agreement and the Merger, and all actions to be taken by the Company hereunder (including resolutions which elect such persons as officers and directors of the Company).

         9.5 GOOD STANDING CERTIFICATES. The Company shall have delivered to Eckler a certificate or telegram issued by the Secretary of State of the jurisdiction of incorporation of the Company, evidencing the good standing of the Company in its jurisdiction of incorporation as of a date not more than ten
(10) calendar days prior to the Closing Date.

         9.6 ABSENCE OF LITIGATION. No action, suit or proceeding by or before any court or any governmental body or authority, against the Company, the Target Companies, Thomas Conlan or Gerald Parker or pertaining to the transactions contemplated by this Agreement or their consummation, shall have been instituted on or before the Closing Date, which action, suit or proceeding would, if determined adversely, have a material adverse effect on the business, financial condition, operations or prospects of the Company, or impair the ability of any of the stockholders of the Company to deliver in the Merger all of their common stock of the Company free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever.

         9.7. CONSENTS. All necessary disclosures to and agreements and consents of (a) any parties to any Material Contracts and/or any licensing authorities which are material to the Company's business, (including all outstanding indebtedness and leases) and (b) any governmental authorities or agencies to the extent required in connection with the transactions contemplated by this Agreement, shall have been obtained, shall be in such form as shall be satisfactory to Eckler and true and complete copies thereof shall be delivered to Eckler on or before the Closing Date.

         9.8 CONDITION OF PROPERTY. Between the date of this Agreement and the Closing Date, assets of the Company having an aggregate fair market value of $25,000.00 or more shall not have been lost, destroyed or irreparably damaged by fire, flood, explosion, theft or any other cause, unless covered by insurance.

         9.9 NO MATERIAL ADVERSE CHANGE. On the Closing Date, there shall not have occurred any event or condition materially and adversely affecting the financial condition, results of operations or business prospects of the Company from those reflected in the financial statements set forth in SCHEDULE 5.6.

         9.10 SATISFACTORY DUE DILIGENCE INVESTIGATION. Eckler, in its sole and absolute discretion, shall be satisfied with the results of its due diligence investigation of, without limitation, the Company, the Target Companies, and the business and financial condition of the Company and the Target Companies.

         9.11 EXECUTION AND DELIVERY OF EXHIBITS. On or before the Closing Date, the Company shall have executed and delivered to the Merger Subsidiary the appropriate Certificate of Merger and the executed Employment Agreement. All Exhibits and Schedules shall have been completed and delivered to Eckler.

         9.12 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to Eckler and its counsel. The Company shall have submitted to Eckler or its representatives for examination the originals or true and correct copies of all records and documents relating to the business and affairs of the Company which Eckler may have requested in connection with said transactions.

         9.13 CONSUMMATION OF ACQUISITIONS. Eckler shall be satisfied, in its reasonable discretion, that the Company shall have the ability to close upon and consummate all of the acquisitions identified in SCHEDULE 9.13, attached hereto, PROVIDED, THAT, the Company may substitute and close one or more new transactions of substantially equivalent economic value and content for any acquisition identified on SCHEDULE
9.13. In the event of such a substitution, Eckler may seek a supplement to the fairness opinion to be provided by its investment banker pursuant to Section
9.14 hereinafter, opining that, taking into consideration such substitution, the transaction from a financial point-of-view is still fair to its shareholders. The Company shall reimburse Eckler for any reasonable expenses incurred by Eckler in securing the services of an investment banker to render the supplement to the fairness opinion.

         9.14 INVESTMENT BANKING FAIRNESS OPINION. Eckler shall solicit from its investment bankers and shall have received from such investment bankers an opinion satisfactory to Eckler as to the fairness of the transaction from a financial point-of-view to its shareholders. The Company shall reimburse Eckler for any reasonable expenses incurred by Eckler in securing the services of an investment banker to render the fairness opinion.

         9.15 BARNETT BANK OF CENTRAL FLORIDA, N.A.'S CONSENT TO THE MERGER. Eckler shall solicit and shall have received the consent of Barnett Bank of Central Florida, N.A. as to the consummation of the Merger set forth herein.

         9.16 EXECUTIVE EMPLOYMENT AGREEMENTS. The Company shall have entered into employment agreements satisfactory to Eckler and the Company with the executives identified on SCHEDULE 9.16.

    10.  CONDITIONS PRECEDENT TO THE COMPANY'S PERFORMANCE.

         The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Company:

         10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Eckler in this Agreement and/or in any written statement delivered by Eckler under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

         10.2 PERFORMANCE. Eckler shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Eckler on or before the Closing Date.

         10.3 CERTIFICATION. The Company shall have received a certificate, dated the Closing Date, signed by an officer of Eckler certifying, in such detail as the Company and its counsel may reasonably request, that the conditions specified in Sections 10.1 and 10.2 above have been fulfilled.

         10.4 RESOLUTIONS. The Company shall have received certified resolutions of the Board of Directors of Eckler and the Merger Subsidiary and certified resolutions of Eckler as shareholder of Merger Subsidiary, in form reasonably satisfactory to counsel for the Company, authorizing the Merger and Eckler's execution, delivery and performance of this Agreement and all actions to be taken by Eckler and the Merger Subsidiary hereunder.

         10.5 EXECUTION AND DELIVERY OF EXHIBITS. The Merger Subsidiary shall have executed and delivered to the Company the Certificate of Merger. All Exhibits and Schedules shall have been completed and delivered to the Company.

         10.6 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Company and its counsel.

         10.7 PERFORMANCE BY RALPH ECKLER. Ralph Eckler shall have executed and delivered to the Company an original Employment Agreement as set forth hereinabove.

         10.8 NO MATERIAL ADVERSE CHANGE. On the Closing Date, there shall not have occurred any event or condition materially and adversely affecting the financial condition, results of operations or business prospects of Eckler from those reflected in Eckler's most recent Post Effective Amendment No. 2 to Eckler's Registration Statement on Form SB-2, quarterly report and other current reports filed with the SEC.

         10.9 APPROVAL OF EMPLOYMENT AGREEMENTS. The Company shall have approved, in writing, on or before the Closing Date, any employment agreements executed by Eckler from the date of execution of the letter of intent (October 28, 1996).

    11.  CONDITIONS PRECEDENT TO RALPH ECKLER'S PERFORMANCE.

         11.1 DELIVERY OF AGREEMENTS. The Company shall have executed and delivered to Ralph Eckler an original Employment Agreement and Ralph Eckler Option Agreement.

    12.  CLOSING.

         12.1 PLACE AND DATE OF CLOSING. Unless this Agreement shall be terminated pursuant to Section 13 below, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Greenberg Traurig, 111 North Orange Avenue, Suite 2050, Orlando, Florida 32801, or such other location as is agreed to between the


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


parties, at a time mutually agreeable to the parties, or on such date as may be reasonably required to accommodate a satisfaction of the conditions precedent to Closing hereunder (the date of the Closing being referred to in this Agreement as the "Closing Date").

         12.2 ACTIONS AT CLOSING. On the Closing Date, simultaneous with the Closing, the parties shall file or cause to be filed Certificate of Merger with the Secretary of State of the applicable jurisdiction. At the Closing, the parties shall make all payments and deliveries stated in this Agreement to be made at the Closing and/or on or prior to the Closing Date.

    13.  TERMINATION OF AGREEMENT.

         13.1 GENERAL. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing: (a) by Eckler if it is not satisfied, in its sole and absolute discretion, with the results of its due diligence investigation; (b) by the mutual written consent of Eckler, the Company, Ralph Eckler, Thomas Conlan and Gerald Parker; (c) by Eckler, or by the Company, if: (i) a material breach shall exist with respect to the written representations and warranties made by the other party or parties, as the case may be, (ii) the other party or parties, as the case may be, shall take any action prohibited by this Agreement, if such actions shall or may have a material adverse effect on the Company or on Eckler, and/or the transactions contemplated hereby, (iii) the other party or parties, as the case may be, shall not have furnished, upon reasonable notice therefor, such certificates and documents required in connection with the transactions contemplated hereby and matters incidental thereto as it or they shall have agreed to furnish, and it is reasonably unlikely that the other party or parties will be able to furnish such item(s) prior to the Outside Closing Date specified below, or (iv) any consent of any third party to the transactions contemplated hereby (whether or not the necessity of which is disclosed herein or in any Schedule hereto) is reasonably necessary to prevent a default under any outstanding material obligation of any party hereto and such consent is not obtainable without material cost or penalty (unless the party or parties not seeking to terminate this Agreement agrees or agree to pay such cost or penalty); or (d) by Eckler or by the Company, at any time on or after December 30, 1996 (the "Outside Closing Date"), if the transactions contemplated hereby shall not have been consummated prior thereto, and the party directing termination shall not then be in breach or default of any obligations imposed upon such party by this Agreement.

         13.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to this Section 13, prompt written notice shall be given by the terminating party to the other party, and no party to this Agreement shall have any further liability to the other (i) except as provided in Section


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


8.1 above or Section 16, below, or (ii) except arising out of a breach by such party of this Agreement prior to the termination thereof.

    14.  INDEMNIFICATION.

         14.1 GENERAL.

              (a) The Company shall defend, indemnify and hold harmless the Surviving Corporation and Eckler from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, fines and reasonable attorneys' fees, that the Surviving Corporation and/or Eckler may incur, sustain or suffer including without limitation any audit costs incurred by an Internal Revenue Service audit of the Company and/or any of the Target Companies which results in a tax deficiency for the tax year(s) audited ("Losses") as a result of any breach of, or failure by the Company, Thomas Conlan or Gerald Parker to perform, any of the representations, warranties, covenants or agreements of the Company, Thomas Conlan or Gerald Parker contained in this Agreement or in any Schedule(s) furnished by or on behalf of the Company under this Agreement.

              (b) The Surviving Corporation and Eckler shall jointly and severally defend, indemnify and hold harmless the stockholders of the Company and the holders of the Potential Securities (collectively the "Holders") from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that such Holders may incur, sustain or suffer as a result of any breach of, or failure by Eckler to perform, any of the representations, warranties, covenants or agreements of Eckler contained in this Agreement.

         14.2 LIMITATIONS ON CERTAIN INDEMNITY.

              (a) As used in this Section 14.2, "Losses" shall mean and refer to, collectively, Losses as defined in Section 14.1(a) above.

              (b) The Surviving Corporation and Eckler shall be entitled to indemnification by the Company, Thomas Conlan and Gerald Parker, jointly and severally, for Losses referenced under Section 14.1(a), and the Company and the Holders shall be entitled to indemnification by the Surviving Corporation and Eckler, jointly and severally, for losses referenced under Section 14.1(b), only in respect of claims for which notice of claim shall have been given on or before the third anniversary of the Closing Date, or, with respect to Losses relating to a breach of any warranties under Section 5.8 above, the expiration of the final statute of limitations for those tax returns covered by the warranties under Section 5.8 above; PROVIDED, HOWEVER, that no party shall be entitled to indemnification in the event that the subject claim for indemnification relates to a third-party claim and the prospective indemnified party (as the case may be) delayed giving notice thereof to such an extent as to cause material prejudice to the defense of such third-party claim.

         14.3 CLAIMS FOR INDEMNITY. Whenever a claim shall arise for which any party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within thirty (30) days of the indemnified party's first receipt of notice of, or the indemnified party's obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom. If the indemnifying party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same or may agree to submit the same to American Arbitration Association arbitration in Orlando, Florida or, if unable or unwilling to do any of the foregoing, such dispute shall be settled by appropriate litigation, and any rights of indemnification established by reason of such settlement, compromise, arbitration or litigation shall promptly thereafter be satisfied by those indemnifying parties obligated to make indemnification hereunder in such amount as shall be necessary to satisfy all applicable Losses determined in accordance with such settlement and compromise, or by final nonappealable order or judgment of the applicable judicial or arbitration panel. Losses which take the form of litigation or arbitration costs and expenses (including reasonable attorneys' fees) which are not incurred in connection with an action or demand by a third party against the indemnified party or any of its Affiliates, shall not be paid on an ongoing basis as incurred, but rather all such costs and expenses incurred by the prevailing party in any such action shall be paid by the other party thereto.

         14.4 RIGHT TO DEFEND. If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its Affiliates, the indemnifying party or parties shall be entitled (without prejudice to the indemnified party's right to participate at its own expense through counsel of its own choosing), at their expense and through a single counsel of their own choosing, to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party. All Losses which take the form of claims for litigation costs and expenses (including reasonable attorneys' fees) shall be paid to the indemnified party in cash on an ongoing basis as incurred. In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have thirty (30) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the indemnifying party shall be required to undertake, conduct and control, through counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith.

    15.  POST-CLOSING EVENTS.

    In addition to the post-Closing covenants set forth in Section 4 above, the parties hereby further agree that, from and after the Closing:

         15.1 ACCOUNTING COOPERATION. The Company shall cause the accountants heretofore retained by the Company to cooperate with Eckler's accountants in connection with ongoing audit work relating to periods prior to the Closing Date, as required by applicable federal and state securities laws, and other reasonable requirements. Such cooperation shall include, without limitation, providing such assurances, comfort letters and access to work papers as may reasonably be requested by Eckler and its accountants.

    16.  COSTS.

         16.1 FINDER'S OR BROKER'S FEES. Eckler (on the one hand) and the Company (on the other hand) represents and warrants that neither they nor any of their respective Affiliates have dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. The Company shall reimburse Eckler for any reasonable expenses incurred by Eckler in securing the services of an investment banker to render a fairness opinion.

         16.2 EXPENSES. Each party to this Agreement shall be responsible for its own costs and fees incurred in connection with the negotiation and preparation of this Agreement and exhibits referenced herein, and the consummation of the transactions contemplated hereby. Except as otherwise provided herein, Eckler, shall pay all closing expenses; PROVIDED, that all professional fees and costs for the negotiation and review of this Agreement and for preparation of closing schedules and financial statements, that are incurred by and on behalf of the Company shall be borne by the Company.

    17.  PARTIES.

         17.1 PARTIES IN INTEREST. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

         17.2 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, or on the day after the date sent by recognized overnight courier service with all charges prepaid, or (ii) three (3) days after being deposited in the United States mail if sent by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

              (a)  If to Eckler the Merger Subsidiary or
                   Ralph Eckler:

                   ECKLER INDUSTRIES, INC.
                   5200 SOUTH WASHINGTON AVENUE
                   TITUSVILLE, FLORIDA  32780
                   ATTENTION:  RON MOHR, VICE PRESIDENT FINANCE

                   WITH A COPY TO:

                   SMITH, MACKINNON, GREELEY,
                        BOWDOIN & EDWARDS, P.A.
                   CITRUS CENTER
                   255 SOUTH ORANGE AVENUE, SUITE 800
                   ORLANDO, FLORIDA 32801
                   ATTENTION:  JOHN P. GREELEY, ESQ.


              (b)  If to the Company:


                   SMART CHOICE HOLDINGS, INC.
                   101 PHILLIPPE PARKWAY, SUITE 300
                   SAFETY HARBOR, FLORIDA 34695
                   ATTENTION:  THOMAS E. CONLAN

                   WITH A COPY TO:

                   GREENBERG TRAURIG
                   111 NORTH ORANGE AVENUE, SUITE 2050
                   ORLANDO, FLORIDA 32801
                   ATTENTION:  RANDOLPH H. FIELDS, ESQ.


or to such other address as either party shall have specified by notice in writing given to the other party.

    18.  MISCELLANEOUS.

         18.1 AMENDMENTS AND MODIFICATIONS. No amendment or modification of this Agreement or any Exhibit or Schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith.

         18.2 NON-ASSIGNABILITY; BINDING EFFECT. Other than the assignment of rights by Eckler to the Merger Subsidiary as and to the extent contemplated by
Section 1 above, neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

         18.3 SEVERABILITY. In the event that any provision or any portion of any provision of this Agreement shall be held invalid, illegal or unenforceable under applicable law, the remainder of this Agreement shall remain valid and enforceable, unless such invalidity, illegality or unenforceability substantially diminishes the rights and obligations, taken as a whole, of any party hereunder.

         18.4 ATTORNEYS' FEES. In the event of suit to enforce the terms of this Agreement, the prevailing party shall be entitled to collect from the non-prevailing party reasonable attorneys' fees, costs and expenses (including those incurred through all trial, appellate and post-judgment collection proceedings).

         18.5 GOVERNING LAW; JURISDICTION. Except to the extent that Applicable Law shall govern with respect to the Merger, this Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within such State.

         18.6 EFFECT OF HEADINGS. The Section headings used in this Agreement and the titles of the Schedules hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Schedules.

         18.7 ENTIRE AGREEMENT; WAIVERS. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement and the Schedules and Exhibits hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         18.8 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                      [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.


    ECKLER INDUSTRIES, INC.


    By: /s/ Ralph H. Eckler
       ----------------------------
    Name: Ralph H. Eckler
         --------------------------
    Its:  President

    ECKLER ACQUISITION CORPORATION


    By:  /s/ Ralph H. Eckler
       ----------------------------
    Name:  Ralph H. Eckler
         --------------------------
    Its:  President

    SMART CHOICE HOLDINGS, INC.


    By:  /s/ Thomas E. Conlan
       ----------------------------
    Name: Thomas E. Conlan
    Its: Executive Vice President


    RALPH ECKLER:


    /s/ Ralph Eckler
    -------------------------------
    Ralph Eckler, Individually


    THOMAS E. CONLAN:


    /s/ Thomas E. Conlan
    -------------------------------
    Thomas E. Conlan, Individually



    GERALD C. PARKER:


    /s/ Gerald C. Parker
    -------------------------------
    Gerald C. Parker, Individually

                                   E X H I B I T S

              A    -    Certificate of Merger
              B    -    Holders of Convertible Securities
              C    -    Holders of Exercisable Securities
              D    -    Eckler Subscription Agreement
              E    -    Original Eckler Options & Warrants held by Ralph Eckler
              F    -    Ralph Eckler Options Granted in Consideration of
                        Surrender of Original Eckler Options
              G    -    Ralph Eckler's Retained Eckler Options
              H    -    Ralph Eckler Employment Agreement
              I    -    Ralph Eckler Registration Rights Agreement
              J    -    Eckler Loans
              K    -    Eckler Guaranty Agreement
              L    -    Resignation of Eckler officers.

                                  S C H E D U L E S


SCHEDULE 5.1   -   Title to the Company's Stock
SCHEDULE 5.3   -   Qualification to do Business, Certificate of Incorporation,
                   By-Laws, List of Officers and Directors for the Company
SCHEDULE 5.4   -   Warrants, Options, Debentures, Preferred Stock
SCHEDULE 5.5   -   Subsidiaries of Company
SCHEDULE 5.6   -   Obligations to and from Company
SCHEDULE 5.7   -   Material Changes
SCHEDULE 5.8   -   Company Tax Matters
SCHEDULE 5.9   -   Security Agreements and Encumbrances
SCHEDULE 5.10  -   Real Property Owned by the Company
SCHEDULE 5.11  -   Accounts Receivable Pledged or Assigned
SCHEDULE 5.13  -   Insurance held by the Company
SCHEDULE 5.14  -   Permits and Licenses
SCHEDULE 5.15  -   Material Contacts
SCHEDULE 5.17  -   Labor & Employment
SCHEDULE 5.18  -   Breaches of Statutes, Decrees or Instruments
SCHEDULE 5.19  -   Governmental Audits of the Company
SCHEDULE 5.20  -   Litigation
SCHEDULE 5.21  -   Licensing Agreements & Intellectual Property
SCHEDULE 5.22  -   Transactions with Affiliates
SCHEDULE 5.23  -   Bank Accounts
SCHEDULE 5.25  -   Consents
SCHEDULE 6.5   -   Eckler Prospectus, Annual Report, Quarterly Report and other current reports.
SCHEDULE 6.8   -   Eckler Tax Matters
SCHEDULE 7.5(c)-   Company's Obligation to create new securities
SCHEDULE 7.5(e)-   Salary and Bonus of Company Employees
SCHEDULE 9.13  -   List of Company Acquisitions
SCHEDULE 9.16  -   Eckler Employees to be Hired by the Company